Exhibit 99.1

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. ANNOUNCES OPERATING RESULTS AND NET INCOME FOR SECOND QUARTER OF FISCAL 2008; INCREASES DIVIDEND

NEW YORK, JANUARY 31, 2008 — K-Sea Transportation Partners L.P. (NYSE: KSP) today announced operating results and net income for the second fiscal quarter ended December 31, 2007.  The Company also announced that its distribution to unitholders for the second quarter will increase by $0.02, or 2.8%, to $0.74 per unit, or $2.96 per unit annualized.  This is the eleventh consecutive quarter of increased distributions, and the thirteenth increase since the Company’s IPO in January 2004.  The distribution will be payable on February 14, 2008 to unitholders of record on February 8, 2008.

The second quarter of fiscal 2008 included a non-recurring gain of $2.1 million, or $0.12 per fully diluted limited partner unit, representing proceeds from the settlement of legal proceedings relating to the Company’s previously reported November 2005 incident involving the barge DBL 152.  Fully diluted earnings including and excluding this gain were $0.68 and $0.56 per limited partner unit, respectively, compared to $0.39 per limited partner unit in the second quarter of fiscal 2007.

President and CEO Timothy J. Casey said “During the second quarter of fiscal 2008, we made significant progress in integrating the Smith Maritime Group, and our fleet expansion and upgrade program continues to provide us new and more efficient vessels.  Our operating income, EBITDA, and net income per unit are markedly ahead of last year.  Our growth plans remain on target.  During the second quarter of fiscal 2008, we took delivery of two new 28,000 barrel tank barges, and we have ten additional units under construction.  Nine new tank barges are scheduled to be delivered, approximately one per quarter, over the next two years, and we have also begun construction on the previously announced 185,000-barrel articulated tug-barge unit, which is scheduled for delivery in the fourth quarter of calendar 2009 and will then begin work under a multi-year charter with a major customer.

“Demand for our services continues to be strong, as evidenced by the extension of several contracts with existing customers and long-term commitments from new customers.  Our average daily rates are higher in both our coastwise and local trades, reflecting overall market strength and the impact of an increase in our average vessel size.  I would also remind our investors that our third fiscal quarter ending in March is generally our lowest seasonally, due mainly to winter slowdowns in Alaska and the Great Lakes.

“In light of our results and expectations, our Board of Directors has approved a two cent per unit increase in our quarterly distribution, the eleventh consecutive distribution increase and thirteenth increase since our initial public offering in January 2004.  At our current annualized rate of $2.96 per unit, K-Sea’s distribution is approximately 12% higher than at this time last year.  We remain optimistic about continuing our growth for the balance of fiscal 2008 and beyond.”

Three Months Ended December 31, 2007

For the three months ended December 31, 2007, the Company reported operating income of $13.4 million, an increase of $5.6 million, or 72%, compared to $7.8 million of operating income for the three months ended December 31, 2006.  This increase resulted primarily from inclusion of the recently acquired Smith Maritime Group, for which results are included from the acquisition date of August 14, 2007, and also from the continuing addition of new barges from the Company’s expansion and upgrade program.  Since January 1, 2007, the Company has taken delivery of five new tank barges, and has also purchased three tugboats that have reduced reliance on more expensive chartered-in towing.  Results for the second quarter of fiscal 2008 were also affected by continued strong rates, which were partially offset by lower vessel utilization, increases of $2.9 million in depreciation and amortization due to the Smith acquisition and the expanded fleet, and $2.0 million in higher general and administrative expenses as a result of the acquisition and the Company’s continued growth.  Vessel utilization was lower due to higher scheduled drydocking days and lower utilization of certain lower-valued, single-hull vessels.  Earnings before interest, taxes, depreciation and amortization (EBITDA) increased by $10.7 million, or 67%, to $26.6 million for the three months ended December 31, 2007, compared to $15.9 million for the three months ended December 31, 2006.  EBITDA is a non-GAAP financial measure that is reconciled to net income, the most directly comparable GAAP measure, in the table below.

Net income for the three months ended December 31, 2007 was $9.9 million, or $0.68 per fully diluted limited partner unit, an increase of $6.0 million compared to net income of $3.9 million, or $0.39 per fully diluted limited partner unit, for the three months ended December 31, 2006.  The fiscal 2008 second quarter benefited from the $5.6 million increase in operating income, and from the $2.1 million non-recurring gain on final settlement of the DBL 152 legal proceedings mentioned above.  These increases were partially offset by a $1.9 million increase in interest expense resulting from debt incurred to finance the Smith acquisition and vessel newbuildings over the past year.

Six Months Ended December 31, 2007

For the six months ended December 31, 2007, the Company reported operating income of $26.2 million, an increase of $10.9 million, or 71%, compared to $15.3 million of operating income for the six months ended December 31, 2006.  This increase resulted primarily from the Smith acquisition and from the continuing addition of new barges from the Company’s expansion and upgrade program.  Since July 1, 2006, the Company has taken delivery of six new tank barges, and has also purchased six tugboats which have reduced reliance on more expensive chartered-in towing.  These results were also positively affected by continued strong rates, partially offset by lower vessel utilization, increases of $4.9 million in depreciation and amortization due to the Smith acquisition and the expanded fleet, and $3.5 million in higher general and administrative expenses as a result of the acquisition and the Company’s continued growth.  Vessel utilization for the first half of fiscal 2008 was impacted by the same factors described above that impacted the fiscal 2008 second quarter.  EBITDA increased by $17.9 million, or 58%, including the non-recurring gain, to $49.0 million for the six months ended December 31, 2007, compared to $31.1 million for the six months ended December 31, 2006.

Net income for the six months ended December 31, 2007 was $16.6 million, or $1.31 per fully diluted limited partner unit, an increase of $8.6 million compared to net income of $8.0 million, or $0.79 per fully diluted limited partner unit, for the six months ended December 31, 2006.  The first six months of fiscal 2008 benefited from the $10.9 million increase in operating income, and from the $2.1 million non-recurring gain on settlement of the DBL 152 legal proceedings mentioned above.  These increases were partially offset by a $4.4 million increase in interest expense resulting from debt  incurred to finance the Smith acquisition, including $1.1 million for interest on bridge financing, and vessel newbuildings over the past year.

The Company’s distributable cash flow for the second quarter of fiscal 2008 was a record $15.8 million, or 1.44 times the amount needed to cover the increased cash distribution of $10.9 million declared in respect of the period.  Excluding the $2.1 million non-recurring gain, the coverage ratio for the second quarter was 1.25 times, and 1.21 times for the first half of fiscal 2008.  Distributable cash flow is a non-GAAP financial measure that is reconciled to net income, the most directly comparable GAAP measure, in the table below.

Earnings Conference Call

The Company has scheduled a conference call for Friday, February 1, 2008, at 9:00 am Eastern time, to review the fiscal 2008 second quarter results.  Dial-in information for this call is (866) 383-7998 (Domestic) and (617) 597-5329 (International).   The Passcode is 66105441.  The conference call can also be accessed by webcast, which will be available at www.k-sea.com.  Additionally, a replay of the call will be available by telephone until February 8, 2007; the dial in number for the replay is (888) 286-8010 (Domestic) and (617) 801-6888 (International).  The Passcode is 87676875.

About K-Sea Transportation Partners

K-Sea Transportation Partners is the largest coastwise tank barge operator in the United States.  The Company provides refined petroleum products transportation, distribution and logistics services in the U.S. domestic marine transportation market, and its common units trade on the New York Stock Exchange under the symbol KSP.  For additional information, please visit the Company’s website, including the Investor Relations section, at www.k-sea.com.

Use of Non-GAAP Financial Information

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP).  However, certain non-GAAP financial measures such as EBITDA and distributable cash flow are also presented.  EBITDA is used as a supplemental financial measure by management and by external users of financial statements to assess (a) the financial performance of the Company’s assets and the Company’s ability to generate cash sufficient to pay interest on indebtedness and make distributions to partners, (b) the Company’s operating performance and return on invested capital as compared to other companies in the industry, and (c) compliance with certain financial covenants in the Company’s debt agreements.  Management believes distributable cash flow is useful as another measure of the Company’s financial and operating performance, and its ability to declare and pay distributions to partners.  Distributable cash flow does not represent the amount of cash required to be distributed under the Company’s partnership agreement.  Neither EBITDA nor distributable cash flow should be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity under GAAP.  EBITDA and distributable cash flow as presented herein may not be comparable to similarly titled measures of other companies.  A reconciliation of each of these measures to net income, the most directly comparable GAAP measure, is presented in the tables below.

Cautionary Statements

This press release contains forward-looking statements, which include any statements that are not historical facts, such as the Company’s expectations regarding the benefits to be derived from the Smith Maritime Group acquisition, business outlook, vessel utilization, delivery and integration of newbuild and acquired vessels (including the cost, timing and effects thereof), growth in earnings, distributable cash flow and distributions per unit, and future results of operations.  These statements involve risks and uncertainties, including, but not limited to, insufficient cash from operations, a decline in demand for refined petroleum products, a decline in demand for tank vessel capacity, intense competition in the domestic tank barge industry, the occurrence of marine accidents or other hazards, the loss of any of the Company’s largest customers, fluctuations in charter rates, delays or cost overruns in the construction of new vessels,  failure to comply with the Jones Act, modification or elimination of the Jones Act and adverse developments in the marine transportation business and other factors detailed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Contact K-Sea Transportation Partners L.P

John J. Nicola, Chief Financial Officer, 732 565-3818

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for unit and per unit  data)

	Three months ended		Six months ended
	December 31,		December 31,
	2007	2006	2007	2006

Voyage revenue	$80,416	$52,921	$149,361	$105,668
Bareboat charter and other revenue	3,260	3,110	6,076	5,273
Total revenues	83,676	56,031	155,437	110,941

Voyage expenses	19,632	10,465	35,375	22,046
Vessel operating expenses	32,374	24,425	59,891	47,761
General and administrative expenses	7,251	5,256	13,595	10,063
Depreciation and amortization	11,066	8,127	20,722	15,812
Net (gain) on disposal of vessels	(79)	—	(300)	(16)

Total operating expenses	70,244	48,273	129,283	95,666
Operating income	13,432	7,758	26,154	15,275
Interest expense, net	5,315	3,419	11,135	6,741
Other expense (income), net	(2,102)	(15)	(2,107)	(31)

Income before provision for income taxes	10,219	4,354	17,126	8,565
Provision for income taxes	289	408	525	533
Net income	$9,930	$3,946	$16,601	$8,032

General partner’s interest in net income	$548	$79	$804	$161
Limited partners’ interest in:
Net income	$9,382	$3,867	$15,797	$7,871
Net income per unit — basic	$0.68	$0.39	$1.32	$0.79
— diluted	$0.68	$0.39	$1.31	$0.79
Weighted average units outstanding — basic	13,713	9,940	11,988	9,930
— diluted	13,819	10,015	12,095	10,015

Supplemental Operating Statistics

	Three months ended		Six months ended
	December 31,		December 31,
	2007	2006	2007	2006
Local Trade:
Average daily rate (1)	$6,759	$6,644	$6,832	$6,762
Net utilization (2)	81%	84%	79%	79%

Coastwise Trade:
Average daily rate	$13,556	$11,971	$13,497	$11,858
Net utilization	89%	92%	90%	92%

Total Fleet
Average daily rate	$11,225	$9,765	$11,072	$9,780
Net utilization	86%	89%	86%	86%

(1)          Average daily rate is equal to the net voyage revenue earned by a group of tank vessels during the period, divided by the number of days worked by that group of tank vessels during the period.

(2)          Net utilization is equal to the total number of days worked by a group of tank vessels during the period, divided by total calendar days for that group of tank vessels during the period.

K-SEA TRANSPORTATION PARTNERS L.P.

Reconciliation of Unaudited Non-GAAP Financial Measures to GAAP Measures

(in thousands)

Distributable Cash Flow (1)

	Three months ended	Six months ended
	December 31, 2007	December 31, 2007

Net income	$9,930	$16,601
Adjustments to reconcile net income to distributable cash flow :
Depreciation and amortization (2)	11,193	20,952
Non cash compensation cost under long term incentive plan	308	563
Adjust gain/loss on vessel sale to net proceeds	47	663
Deferred income tax expense	127	237
Maintenance capital expenditures (3)	(5,800)	(10,900)

Distributable cash flow	15,805	28,116
Cash distribution in respect of the period	$10,944	$21,525
Distribution coverage (4)	1.44	1.31

(1) Distributable Cash Flow provides additional information for evaluating our operating performance and ability to continue to make quarterly distributions, and is presented solely as a supplemental performance measure.

(2) Including amortization of deferred financing costs.

(3) Maintenance capital expenditures are the estimated cash capital expenditures necessary to maintain the operating capacity of our capital assets over the long term.  This amount includes two components: 1) an allowance for future scheduled drydocking costs calculated using annually updated projections of such costs over the next five years.  Based on historical results, the difference between cumulative amounts charged and the actual amounts spent are adjusted  over the same five-year period; 2) an allowance to replace the operating capacity of vessels which are scheduled to phase out by January 1, 2015 under OPA 90.

(4) Excluding the $2.1 million non-recurring gain, distribution coverage for the three and six month periods is 1.25  and 1.21 times, respectively.

Earnings before Interest, Taxes, Depreciation and Amortization

	Three months ended		Six months ended
	December 31,		December 31,
	2007	2006	2007	2006

Net income	$9,930	$3,946	$16,601	$8,032
Adjustments to reconcile net income to EBITDA :
Depreciation and amortization	11,066	8,127	20,722	15,812
Interest expense, net	5,315	3,419	11,135	6,741
Provision for income taxes	289	408	525	533

EBITDA	$26,600	$15,900	$48,983	$31,118

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	December 31, 2007	June 30, 2007
Assets
Current assets:
Cash and cash equivalents	$1,617	$912
Accounts receivable, net	21,630	20,664
Prepaid expenses and other current assets	11,078	6,021
Total current assets	34,325	27,597

Vessels and equipment, net	542,534	358,580
Construction in progress	30,207	13,285
Goodwill	53,526	16,385
Other assets	31,128	13,967
Total assets	$691,720	$429,814

Liabilities and Partners’ Capital
Current liabilities:
Current portion of long-term debt and capital lease obligation	$12,269	$9,270
Accounts payable and accrued expenses	40,025	29,135
Total current liabilities	52,294	38,405

Term loans and capital lease obligation	157,011	137,946
Credit line borrowings	180,350	97,071
Other liabilities	5,302	—
Deferred taxes	3,534	3,739
Total liabilities	398,491	277,161
Non-controlling interest in equity of joint venture	4,496	—
Commitments and contingencies
Partners’ Capital	288,733	152,653
Total liabilities and partners’ captial	$691,720	$429,814